Exhibit 4(a)

INVESTMENT ADVISORY AND ADMINISTRATION CONTRACT

Contract made as of March 1, 2011 between UBS MUNICIPAL MONEY MARKET SERIES, a Massachusetts business trust (“Fund”), and UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC. (“Manager”), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and intends to offer for public sale distinct shares of beneficial interest (“Shares”), which may be offered in separate and distinct classes of shares, each corresponding to a distinct portfolio (“Series”); and

WHEREAS the Fund desires to retain Manager as investment adviser and administrator to furnish certain administrative, investment advisory and portfolio management services to the Fund and each Series as now exists and as hereafter may be established, and Manager is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.                                       Appointment.  The Fund hereby appoints Manager as investment adviser and administrator of the Fund and each Series for the period and on the terms set forth in this Contract.  Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.                                       Duties as Investment Adviser.

(a)                                  Subject to the supervision of the Fund’s Board of Trustees (“Board”), Manager will provide a continuous investment program for each Series, including investment research and management with respect to all securities and investments and cash equivalents in each Series.  Manager will determine from time to time what securities and other investments will be purchased, retained or sold by each Series.

(b)                                 Manager agrees that in placing orders with brokers, it will attempt to obtain the best net result in terms of price and execution; provided that, on behalf of any Series, Manager may, in its discretion, use brokers who provide the Series with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Series, and Manager may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to Manager’s determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of Manager to such Series and its other clients and that the total commissions paid by such Series will be reasonable in relation to the benefits to the Series over the long term.  In no instance will portfolio securities be purchased from or sold to Manager, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder, or any applicable exemptive orders.  Whenever Manager simultaneously places orders to purchase or sell the same security on behalf of a Series and one or more other accounts advised by Manager, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account.  The Fund recognizes that in some cases this procedure may adversely affect the results obtained for the Series.

(c)                                  Manager will oversee the maintenance of all books and records with respect to the securities transactions of each Series, and will furnish the Board with such periodic and special reports as the Board reasonably may request.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, Manager hereby agrees that all records which it maintains for the Fund are the property of the Fund, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Fund and which are required to be maintained by Rule 31a-1 under the 1940 Act and further agrees to surrender promptly to the Fund any records which it maintains for the Fund upon request by the Fund.

(d)                                 Manager will oversee the computation of the net asset value and the net income of each Series as described in the currently effective registration statement of the Fund under the Securities Act of 1933, as amended, and the 1940 Act and any supplements thereto (“Registration Statement”) or as more frequently requested by the Board.

(e)                                  The Fund hereby authorizes Manager and any entity or person associated with Manager which is a member of a national securities exchange to effect any transaction on such exchange for the account of any Series, which transaction is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Fund hereby consents to the retention of compensation by Manager or any person or entity associated with Manager for such transaction.

3.                                       Duties as Administrator.  Manager will administer the affairs of the Fund and each Series subject to the supervision of the Board and the following understandings:

(a)                                  Manager will supervise all aspects of the operations of the Fund and each Series, including oversight of transfer agency, custodial and accounting services, except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund and each Series.

(b)                                 Manager will provide the Fund and each Series with such corporate, administrative and clerical personnel (including officers of the Fund) and services as are reasonably deemed necessary or advisable by the Board, including the maintenance of certain books and records of the Fund and each Series.

(c)                                  Manager will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as applicable) of the Fund’s Registration Statement, proxy material, tax returns and required reports to each Series’ shareholders and the Securities and Exchange Commission and other appropriate federal or state regulatory authorities.

(d)                                 Manager will provide the Fund and each Series with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

(e)                                  Manager will provide the Board on a regular basis with economic and investment analyses and reports and make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of Manager.

4.                                       Further Duties.  In all matters relating to the performance of this Contract, Manager will act in conformity with the Declaration of Trust, By-Laws and currently effective Registration Statement of the Fund, as delivered to Manager and upon which it shall be entitled to rely, and with the instructions and directions of the Board, and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

5.                                       Delegation of Manager’s Duties as Investment Adviser and Administrator.  With respect to any or all Series, Manager may enter into one or more contracts (“Sub-Advisory or Sub-Administration Contract”) with a sub-adviser or sub-administrator in which Manager delegates to such sub-adviser or sub-administrator any or all of its duties specified in Paragraphs 2 and 3 of this Contract, provided that each Sub-Advisory or Sub-Administration Contract imposes on the sub-adviser or sub-administrator bound thereby all the duties and conditions to which Manager is subject by Paragraphs 2, 3 and 4 of this Contract, and further provided that each Sub-Advisory or Sub-Administration Contract meets all requirements of the 1940 Act and rules thereunder.

6.                                       Services Not Exclusive.  The services furnished by Manager hereunder are not to be deemed exclusive and Manager shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby.  Nothing in this Contract shall limit or restrict the right of any director, officer or employee of Manager, who may also be a Trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

7.                                       Expenses.

(a)                                  During the term of this Contract, each Series will bear all expenses, not specifically assumed by Manager, incurred in its operations and the offering of its shares.

(b)                                 Expenses borne by each Series will include but not be limited to the following (or each Series’ proportionate share of the following): (i) the cost (including brokerage commissions) of securities purchased or sold by the Series and any losses incurred in connection therewith; (ii) fees payable to and expenses incurred on behalf of the Series by Manager under this Contract; (iii) expenses of organizing the Fund and the Series; (iv) filing fees and expenses relating to the registration and qualification of the Series’ shares and the Fund under federal and/or state securities laws and maintaining such registration and qualification; (v) fees and salaries payable to the Fund’s Trustees and officers who are not interested persons of the Fund or Manager; (vi) all expenses incurred in connection with the Trustees’ services, including travel expenses in the case of Trustees who are not interested persons of the Fund or Manager; (vii) taxes (including any income or franchise taxes) and governmental fees; (viii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (ix) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Fund or Series for violation of any law and any indemnification relating thereto; (x) legal, accounting and auditing expenses, including legal fees of special counsel for those Trustees of the Fund who are not interested persons of the Fund; (xi) charges of custodians, transfer agents and other agents; (xii) costs of preparing share certificates; (xiii) expenses of setting in type and printing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials for existing shareholders; (xiv) costs of mailing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials to existing shareholders; (xv) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, agents and shareholders or to Manager) incurred by the Fund or Series; (xvi) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xvii) cost of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xviii) the cost of investment company literature and other publications provided by the Fund to its Trustees and officers; (xix) costs of mailing, stationery and communications equipment; (xx) expenses incident to any dividend, withdrawal or redemption options; (xxi) charges and expenses of any outside pricing service used to value portfolio securities and (xxii) interest on borrowings of the Fund.

(c)                                  Manager will assume the cost of any compensation for services provided to the Fund received by the officers of the Fund and by those Trustees who are interested persons of the Fund.

(d)                                 The payment or assumption by Manager of any expenses of the Fund or a Series that Manager is not required by this Contract to pay or assume shall not obligate Manager to pay or assume the same or any similar expense of the Fund or a Series on any subsequent occasion.

8.                                       Compensation.

(a)                                  For the services provided and the expenses assumed pursuant to this Contract with respect to the New Jersey Series, the Fund will pay to Manager a fee, computed daily and paid monthly, at an annual rate of such Series’ average daily net assets set forth below:

Up to $300 million of average daily net assets	0.45%
In excess of $300 million up to $750 million	0.39%
Over $750 million	0.31%

(b)                                 For the services provided and the expenses assumed pursuant to this Contract with respect to any Series hereafter established, the Trust will pay to Manager from the assets of such Series a fee in an amount to be agreed upon in a written fee agreement (“Fee Agreement”) executed by the Fund on behalf of such Series and by Manager.  All such Fee Agreements shall provide that they are subject to all terms and conditions of this Contract.

(c)                                  The fee shall be computed daily and paid monthly to Manager on or before the first business day of the next succeeding calendar month.

(d)                                 If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective day to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

9.                                       Limitation of Liability of Manager.  Manager and its delegates, including any Sub-Adviser or Sub-Administrator to the Fund, shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Series, the Fund or any of its shareholders, in connection with the matters to which this Contract relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract.  Any person, even though also an officer, director, employee, or agent of Manager, who may be or become an officer, Trustee, employee or agent of the Fund shall be deemed, when rendering services to any Series or the Fund or acting with respect to any business of such Series or the Fund, to be rendering such service to or acting solely for the Series or the Fund and not as an officer, director, employee, or agent or one under the control or direction of Manager even though paid by it.

10.                                 Duration and Termination.

(a)                                  This Contract shall become effective upon the date hereabove written provided that, with respect to any Series, this Contract shall not take effect unless it has first been approved (i) by a vote of a majority of those Trustees of the Fund who are not parties to this Contract or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Series’ outstanding voting securities.  [Note: This shareholder approval requirement was satisfied by the shareholders’ approval of the original agreement, of which this is a novation.]

(b)                                 Unless sooner terminated as provided herein, this Contract shall continue in effect for two years from the above written date.  Thereafter, if not terminated, this Contract shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those Trustees of the Fund who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of a Series with respect to that Series.

(c)                                  Notwithstanding the foregoing, with respect to any Series this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Series on sixty days’ written notice to Manager or by Manager at any time, without the payment of any penalty, on sixty days’ written notice to the Fund.  Termination of this Contract with respect to any given Series shall in no way affect the continued validity of this Contract or the performance thereunder with respect to any other Series.  This Contract will automatically terminate in the event of its assignment.

11.                                 Amendment of this Contract.  No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Contract as to any given Series shall be effective until approved by vote of a majority of such Series’ outstanding voting securities.

12.                                 Governing Law.  This Contract shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that Section 13 below will be construed in accordance with the laws of the Commonwealth of Massachusetts.  To the extent that the applicable laws of the State of Delaware or the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.                                 Limitation of Liability of the Trustees and Shareholders of the Trust.  No Trustee, shareholder, officer, employee or agent of any Series shall be liable for any obligations of any Series or the Fund under this Contract, and Manager agrees that, in asserting any rights or claims under this Contract, it shall look only to the assets and property of the Fund in settlement of such right or claim, and not to such Trustee, shareholder, officer, employee or agent.  The Fund represents that a copy of its Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and the Boston City Clerk.

14.                                 Miscellaneous.  The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby.  This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.  As used in this Contract, the terms “majority of the outstanding voting securities”, “affiliated person”, “interested person”, “assignment”, “broker”, “investment adviser”, “national securities exchange”, “net assets”, “prospectus”, “sale”, “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Contract is affected by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

Attest:	UBS GLOBAL ASSET MANAGEMENT
(AMERICAS) INC.

/s/ Igor Lasun	By:	/s/ Keith A. Weller
Igor Lasun		Keith A. Weller
Executive Director		Executive Director & Senior Associate
General Counsel

Attest:	UBS MUNICIPAL MONEY MARKET SERIES

/s/ Thomas Disbrow	By:	/s/ Mark E. Carver
Thomas Disbrow		Mark E. Carver
Vice President & Treasurer		President